Exhibit 99.1

Athenex, Inc. Announces First Quarter 2018 Results

Significant Clinical Milestones and Record Revenue Mark Strong Start to Fiscal 2018

First Quarter 2018 and Recent Business Highlights:

•	Received Orphan Drug Designation from the FDA for Oraxol for the treatment of angiosarcoma

•	Generated revenue of $37.8 million for the first quarter, up from $4.6 million year-over-year, inclusive of $25.0 million licensing fee from Almirall with additional $5 million received and recorded as deferred revenue

•	Met and exceeded patient enrollment targets for Phase III clinical trials for Oraxol in metastatic breast cancer and KX2-391 ointment for actinic keratosis

•	Launched 6 new products in Athenex Pharmaceutical Division (“APD”), further expanding the APD product portfolio

•	Reaffirms full-year 2018 revenue guidance to the range of $100 million - $125 million

BUFFALO, N.Y., May 14, 2018 — Athenex, Inc. (NASDAQ: ATNX), a global biopharmaceutical company dedicated to the discovery, development and commercialization of novel therapies for the treatment of cancer and related conditions, today announced its financial results and business highlights for the first quarter 2018.

Dr. Johnson Lau, Athenex’s Chief Executive Officer, stated, “Our strong performance in the first quarter of 2018 reflects the continued positive momentum generated by our clinical programs and commercial efforts in our first year as a public company. In addition to the positive feedback from the FDA on the Phase III Clinical Study design for Oraxol, our rapid patient recruitment rate for our KX2-391 Ointment Phase III clinical trials is encouraging and puts us on track to announce topline data for these studies in the third quarter of 2018. Additionally, our landmark strategic partnership with Almirall and our commercial platform allowed us to generate record revenues during the first quarter, thus reinforcing our confidence in achieving our revenue guidance for 2018.”

Dr. Lau continued, “In addition to these first quarter highlights, we recently announced the FDA has granted us Orphan Drug Designation for Oraxol for the treatment of angiosarcoma, a rare form of malignant blood vessel cancer. This further validates the strategy for the development of Oraxol and is a testament to the quality of our global team. As we move in to the balance of 2018, we are very excited by the multitude of growth opportunities across our platform and look forward to achieving the milestones in our business that will create value for all of our stakeholders.”

First Quarter 2018 and Recent Business Highlights:

Clinical Platforms:

•	Orascovery:

•	Received Orphan Drug Designation from the US FDA for Oraxol in angiosarcoma, a rare form of malignant blood vessel cancer

•	Met and exceeded enrollment target for Oraxol Phase III Clinical Trial in metastatic breast cancer and announced positive feedback from the FDA regarding the trial design;

•	Obtained IND approval for Oraxol from the Chinese FDA to begin clinical trials in China;

•	Completed the first cohort of patients in its Phase 1b clinical trial of Oraxol (oral paclitaxel) plus CYRAMZA® (ramucirumab) in gastric cancer patients who failed previous chemotherapies;

•	Src Kinase Inhibition

•	Completed patient enrollment for both Phase III clinical studies of KX2-391 Ointment for actinic keratosis indications months ahead of schedule; and

•	Phase II clinical study data for KX2-391 Ointment for the treatment of actinic keratosis was presented at the American Academy of Dermatology Annual Meeting (abstract ID 6134).

Commercial Business:

•	Launched 8 new products during the first quarter;

•	Athenex Pharmaceutical Division (“APD”) currently markets 19 products in the U.S. with 32 SKUs; and

•	Athenex Pharma Solutions (“APS”), our 503(b) outsourced facility, currently markets 5 products with 23 SKUs.

First Quarter 2018 Financial Results:

Revenue for the three months ended March 31, 2018 was $37.8 million, an increase of $33.2 million, as compared to $4.6 million for the three months ended March 31, 2017. The increase was primarily attributable to $25.0 million in upfront license fees related to the collaboration agreement with Almirall, S.A., $8.6 million specialty products sold through our Commercial Platform, and $0.4 million in the sales of our 503B products. This was offset by decreases in other out-licensing fees of $0.5 million, contract manufacturing revenue of $0.2 million and API and medical device sales of $0.1 million.

Cost of product sales for the three months ended March 31, 2018 totaled $11.3 million, an increase of $8.5 million, as compared to $2.8 million for the three months ended March 31, 2017. This was primarily due to the increase of $7.2 million cost of product sales from the recently launched specialty products and $1.3 million cost of product sales from 503B and API products. The decrease in gross profit was primarily due to the impact of the costs incurred for the scale-up of production for new products in our 503B outsourcing facility.

Research and development expenses for the three months ended March 31, 2018 totaled $21.3 million, a decrease of $5.1 million, as compared to $26.4 million for the three months ended March 31, 2017. This was primarily due to $14.4 million decreased of drug licensing fees to Hanmi and Gland and offset by $6.9 million increase of clinical study costs for Phase III trials of Oraxol and KX-01 Ointment, $1.0 million increase of compensation expenses, $0.9 million increase of product development and supplies related to 503B products and $0.5 million increase in preclinical studies and API R&D expenses.

Selling, general and administrative expenses for the three months ended March 31, 2018, totaled $13.1 million, an increase of $3.3 million, as compared to $9.8 million for the three months ended March 31, 2017. The increase was primarily due to a $1.4 million increase of compensation expenses, $1.4 million increase of office expenses and professional fees and a $0.5 million increase of sales and marketing costs related to the launch of our proprietary products.

For the three months ended March 31, 2018, the Company incurred a net loss of $7.3 million compared to a net loss of $41.0 million a year ago.

Cash and cash equivalents and short-term investments totaled $106.5 million as of March 31, 2018, compared to $51.0 million as of December 31, 2017. This increase was due to an underwritten public offering of 4,765,000 shares of common stock in the first quarter of 2018, pursuant to which the Company raised net proceeds of $68.1 million, net of underwriting discounts, commissions and offering expenses and an upfront license fee payment of $30 million from Almirall. The Company believes that its existing cash and cash equivalents and short-term investments will be sufficient to fund current operating plans through approximately early-2019.

Outlook and Upcoming Milestones:

Clinical Platforms:

•	The enrollment of patients for Oraxol Phase III Clinical Trial is on target for the Company to be able to conduct a second interim analysis in the Oraxol KX-ORAX-001 Phase III clinical trial in the third quarter of 2018.

•	Expect topline data for Phase III KX2-391 Ointment studies to be available in the third quarter of 2018.

Commercial Business:

•	Full-year 2018 revenue in the range of $100 million to $125 million, inclusive of licensing-fee revenue associated with the partnership agreement with Almirall.

Corporate Updates:

•	Expect Dunkirk facility construction to be completed by the first quarter of 2019.

Conference Call and Webcast Information:

The Company will host a conference call and audio webcast on Monday, May 14, 2018 at 9:00 a.m. Eastern Time. To participate in the call, dial (855) 227-0567 (domestic) or (612) 979-9912 (international) fifteen minutes before the conference call begins and reference the conference passcode 9093904. A replay will be available approximately one hour after the recording through Monday, May 21, 2018 and can be accessed by dialing (855) 859-2056. The live conference call and replay can also be accessed via audio webcast at the Investor Relations section of the Company’s website, located at www.athenex.com. An archive will be available at this website until June 14, 2018.

About Athenex, Inc.

Founded in 2003, Athenex, Inc. is a global clinical stage biopharmaceutical company dedicated to becoming a leader in the discovery and development of next generation drugs for the treatment of cancer. Athenex is organized around three platforms, including an Oncology Innovation Platform, a Commercial Platform and a Global Supply Chain Platform. Athenex’s Oncology Innovation Platform generates clinical candidates through an extensive understanding of kinases, including novel binding sites and human absorption biology, as well as through the application of Athenex’s proprietary research and selection processes in the lab. The Company’s current clinical pipeline is derived from two different platform technologies Athenex calls Orascovery and Src Kinase Inhibition. The Orascovery platform is based on the novel oral P-glycoprotein pump inhibitor molecule HM30181A, through which Athenex is able to facilitate oral absorption of traditional cytotoxics, which Athenex believes may offer improved patient tolerability and efficacy as compared to IV administration of the same cytotoxics. The Orascovery platform was developed by Hanmi Pharmaceuticals and licensed exclusively to Athenex for all major worldwide territories except Korea, which is retained by Hanmi. The Src Kinase Inhibition platform refers to novel small molecule compounds that have multiple mechanisms of action, including the inhibition of the activity of Src Kinase and the inhibition of tubulin polymerization during cell division. Athenex believes the combination of these mechanisms of action provides a broader range of anti-cancer activity as compared to either mechanism of action alone. Athenex’s employees worldwide are dedicated to improving the lives of cancer patients by creating more active and tolerable treatments. Athenex has offices in Buffalo and Clarence, New York; Cranford, New Jersey; Houston, Texas; Chicago, Illinois; Hong Kong; Taipei, Taiwan and multiple locations in Chongqing, China.

Forward-Looking Statement Disclaimer/Safe Harbor Statement

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: the development stage of our primary clinical candidates and related risks involved in drug development, clinical trials, regulation, manufacturing and commercialization; our reliance on third parties, including Almirall for success in certain areas of Athenex’s business; need to raise additional capital; competition; intellectual property risks; risks relating to doing business in China; and the other risk factors set forth from time to time in our SEC filings, copies of which are available for free in the Investor Relations section of our website at http://ir.athenex.com/phoenix.zhtml?c=254495&p=irol-sec or upon request from our Investor Relations Department. We assume no obligation and do not intend to update these forward-looking statements, except as required by law.

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	Three Months Ended March 31
	2018	2017	Change
	(in thousands)	(in thousands)	(in thousands)%
Revenue	$37,836	$4,581	$33,255	726%
Cost of sales	(11,326)	(2,839)	(8,487)	299%
Research and development expenses	(21,303)	(26,408)	5,105	-19%
Selling, general, and administrative expenses	(13,080)	(9,799)	(3,281)	33%
Interest income (expense)	227	(2,376)	2,603	-110%
Loss on derivative liability	—	(4,276)	4,276	-100%
Income tax benefit	307	92	215	234%

Net loss	(7,339)	(41,025)	33,686	-82%

Less: net loss attributable to non-controlling interests	(41)	(37)	(4)	11%

Net loss attributable to Athenex, Inc.	$(7,298)	$(40,988)	$33,690

	March 31,	December 31,
	2018	2017
	(In thousands)
Balance sheet data:
Cash and cash equivalents	$39,217	$39,284
Short-term investments	67,259	11,753
Goodwill	37,946	37,795
Working capital*	103,458	38,615
Total assets	197,533	140,413
Long-term debt	1,663	1,981
Total liabilities	41,448	49,691
Non-controlling interests	644	685
Total stockholders’ equity	$156,085	$90,722

*	Working capital: total current assets - total current liabilities

	Three Months Ended March 31,
	2018	2017
	(In thousands)
Selected Cash flow data:
Net cash used in operating activities	$(12,726)	$(20,753)
Net cash (used in) provided by investing activities	(56,800)	4,023
Net cash provided by financing activities	68,981	9,201
Net effect of foreign exchange rate changes	478	438

Net decrease in cash and cash equivalents	(67)	(7,091)

Cash and cash equivalents at beginning of period	39,284	33,125

Cash and cash equivalents at end of period	$39,217	$26,034

CONTACT:

Jim Polson

Tel: +1-716-427-2952

Athenex, Inc